Exhibit 99.1
Freddie Mac Reports Net Income of $1.5 Billion and
Comprehensive Income of $1.8 Billion for Second Quarter 2019
The Company's Business Model Continues to Produce Solid Financial and Business Results

Second Quarter 2019 Financial Results

•	Solid business revenues, strong credit quality, and continued guarantee portfolio growth delivered $1.8 billion of comprehensive income, a slight increase from the prior quarter.

▪	Market-related items had minimal impact in both the current and prior quarters.

•	Return on Conservatorship Capital (ROCC)(1) improved to 14.1% due to higher earnings and lower conservatorship capital compared to the prior quarter.

•	Expected $1.8 billion dividend to the U.S. Treasury by September 2019; cumulative payments to date total $119.7 billion, exceeding cumulative draws by $48.1 billion.

“Freddie Mac’s second quarter continued our growing track record of strong returns, solid risk management and an unwavering commitment to our mission. Once again, we made home possible for hundreds of thousands of families across the country.”

David M. Brickman Chief Executive Officer

Growing the Business. Reducing Risks. Serving the Mission.
Producing Solid Results through Strong Business Fundamentals

•	Robust 5% total guarantee book growth, year over year — Single-Family grew 4% and Multifamily grew 13%.

•	Credit quality remains strong — Single-Family serious delinquency rate declined to 0.63%, while Multifamily delinquency rate continues near zero at 0.03%.
Reducing Risk and Protecting Taxpayers(1)(2)

•	Conservatorship capital declined by $6.0 billion from the prior year, due to credit risk transfer (CRT) activity, home price appreciation, and legacy asset dispositions.

•	Conservatorship capital needed for credit risk reduced by 70% for Single-Family and 90% for Multifamily on new business activity in the twelve months ended June 30, 2018.
Supporting Homebuyers, Renters, and Lenders of All Sizes

•	Helped more than 596,000 families to own or rent a home; provided $127 billion in liquidity to the mortgage market.

•	Served 900 regional and community single-family lenders, representing 45% of purchase volume.

•
Remained a vital source of affordable housing — First-time homebuyers represented 48% of new single-family purchase loans, and 95% of the eligible multifamily rental units financed were affordable to families earning at or below 120% of area median incomes.

(1) See page 5 for additional information on the Return on Conservatorship Capital.
(2) See pages 6-7 for information related to the reduction in conservatorship capital needed for credit risk.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $1.5 billion for the second quarter of 2019, compared to net income of $1.4 billion for the first quarter of 2019. The company also reported comprehensive income of $1.8 billion for the second quarter of 2019, compared to comprehensive income of $1.7 billion for the first quarter of 2019.
Summary of Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	2Q 2019	1Q 2019	Change	2Q 2018	Change
Net interest income	$2,927	$3,153	$(226)	$3,003	$(76)
Guarantee fee income	222	217	5	200	22
Other income (loss)	209	34	175	438	(229)
Net revenues	3,358	3,404	(46)	3,641	(283)
Other non-interest income (loss):
Mortgage loans gains (losses)	1,541	931	610	354	1,187
Investment securities gains (losses)	390	174	216	(349)	739
Debt gains (losses)	49	15	34	166	(117)
Derivative gains (losses)	(2,089)	(1,606)	(483)	416	(2,505)
Total other non-interest income (loss)	(109)	(486)	377	587	(696)
Benefit (provision) for credit losses	160	135	25	60	100
Non-interest expense	(1,511)	(1,288)	(223)	(1,143)	(368)
Income (loss) before income tax (expense) benefit	1,898	1,765	133	3,145	(1,247)
Income tax (expense) benefit	(392)	(358)	(34)	(642)	250
Net income (loss)	1,506	1,407	99	2,503	(997)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	320	258	62	(68)	388
Comprehensive income (loss)	$1,826	$1,665	$161	$2,435	$(609)

•	Net revenues were substantially unchanged from the prior quarter.

•	Market-related items had minimal impact in both the current and prior quarters.

•	Gains from sales of single-family reperforming loans were $0.4 billion, after-tax, up from $0.2 billion, after-tax, in the prior quarter.

Selected Financial Measures
 Net Interest Income and Net Interest Yield
(Dollars in billions)

•	Net interest income and net interest yield decreased from the prior quarter, primarily driven by a negative impact from hedge accounting in the second quarter of 2019.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Guarantee Fee Income(1), Guarantee Fee Rate, and
Multifamily Guarantee Portfolio
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business.

•	Guarantee fee income increased from the prior quarter, primarily due to continued growth in the Multifamily guarantee portfolio.
Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. The company also presents two additional non-GAAP financial measures, adjusted net interest yield and adjusted guarantee fee rate, that are calculated based on adjusted net interest income and adjusted guarantee fee income, respectively. Management believes that these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue and return.
The company also considers whether certain significant items occurred during the quarter that are not indicative of ongoing operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income. The company also presents a non-GAAP financial measure, adjusted return on conservatorship capital, that is calculated based on comprehensive income, excluding significant items. Management believes that both of these non-GAAP financial measures are useful because they allow users to better understand the drivers of the company’s ongoing financial results.
For additional information about the company's non-GAAP financial measures and reconciliations to the comparable amounts under GAAP, see pages 14 - 15 of this press release.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Adjusted Net Interest Income(1), Adjusted Net Interest Yield(1), and
Investments Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
 Amounts may not add due to rounding.

•	Adjusted net interest income was unchanged from the prior quarter.

•	Adjusted net interest yield decreased from the prior quarter, due to an increase in the proportion of the lower yielding other investments portfolio relative to the total investments portfolio.

•
The mortgage-related investments portfolio was $219 billion, unchanged from the prior quarter, but down $17 billion, or 7%, from the prior year. This balance remained below the limit directed by FHFA, which was $260 billion during 2018 and decreased to $225 billion as of December 31, 2018.

Adjusted Guarantee Fee Income(1), Adjusted Guarantee Fee Rate(1), and
Total Guarantee Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
Amounts may not add due to rounding.

•
Adjusted guarantee fee income and adjusted guarantee fee rate increased from the prior quarter, primarily driven by higher amortization of single-family upfront fees resulting from an increase in loan prepayments.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

•
The total guarantee portfolio grew $27 billion, or 1%, from the prior quarter and $109 billion, or 5%, from the prior year, driven by increases in both the Single-Family and Multifamily guarantee portfolios.

Return on Conservatorship Capital
The table below provides the ROCC, calculated as (1) annualized comprehensive income for the period divided by (2) average conservatorship capital during the period. If significant items were identified during the period, the company also calculates the return using both (1) GAAP comprehensive income and (2) comprehensive income, excluding significant items.(1) All conservatorship capital figures presented below are based on the Conservatorship Capital Framework (CCF) in effect as of June 30, 2019, which was unchanged from the CCF as in effect on March 31, 2019.
ROCC is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the current $3.0 billion limit on the amount of total equity that it is able to retain under the Purchase Agreement. In addition, the company believes that returns post-conservatorship would most likely be lower than the levels calculated below, assuming the same portfolio of risk assets, as it expects that it would hold capital above the minimum required regulatory capital levels and that it may be required to pay fees for federal government support, thereby reducing its total comprehensive income.
Return on Conservatorship Capital

(Dollars in billions)	2Q 2019	1Q 2019	Change	2Q 2018	Change
GAAP comprehensive income	$1.8	$1.7	$0.1	$2.4	$(0.6)
Significant items:
Non-agency mortgage-related securities judgment (1)	—	—	—	(0.3)	0.3
Tax effect related to judgment (1)	—	—	—	0.1	(0.1)
Total significant items(2)	—	—	—	(0.2)	0.2
Comprehensive income, excluding significant items(1)(2)	$1.8	$1.7	$0.1	$2.2	$(0.4)
Conservatorship capital (average during the period)(3)	$51.7	$52.4	$(0.7)	$57.7	$(6.0)
ROCC, based on GAAP comprehensive income(1)(3)	14.1%	12.7%	1.4%	16.9%	(2.8)%
Adjusted ROCC, based on comprehensive income, excluding significant items(1)(2)(3)	14.1%	12.7%	1.4%	15.0%	(0.9)%
(1) See pages 14-15 of this press release for additional details regarding non-GAAP financial measures and reconciliations to the comparable amounts under GAAP.
(2) No significant items were identified for the first or second quarter of 2019. Numbers for these quarters are included for comparison purposes only.
(3) Conservatorship capital results for the second quarter of 2018 have been revised to include capital for deferred tax assets.

Amounts may not add due to rounding.
ROCC increased compared to the prior quarter, driven by higher earnings and the lower level of conservatorship capital needed in the second quarter of 2019, resulting from increasing CRT activity in both the Single-Family Guarantee and Multifamily segments, home price appreciation, and the efficient disposition of legacy assets.
For additional information on the CCF and ROCC, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. For additional information about the company’s non-GAAP financial measure of comprehensive income, excluding significant items, and reconciliations to the comparable amount under GAAP, see pages 14-15 of this press release.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily, and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments.
For more information about Segment Earnings, see Note 13 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.
Single-Family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Second Quarter 2019 Financial Results(1)

(Dollars in millions)	2Q 2019	1Q 2019	Change	2Q 2018	Change
Guarantee fee income	$1,889	$1,633	$256	$1,666	$223
Benefit (provision) for credit losses	79	8	71	120	(41)
Financial instruments gains (losses)(2)	77	(62)	139	20	57
Other non-interest income (loss)	269	249	20	124	145
Administrative expense	(400)	(374)	(26)	(363)	(37)
REO operations income (expense)	(86)	(38)	(48)	(20)	(66)
Other non-interest expense	(625)	(488)	(137)	(400)	(225)
Segment Earnings before income tax expense	1,203	928	275	1,147	56
Income tax (expense) benefit	(248)	(188)	(60)	(232)	(16)
Segment Earnings, net of taxes	955	740	215	915	40
Total other comprehensive income (loss), net of tax	(2)	(4)	2	(2)	—
Total comprehensive income (loss)	$953	$736	$217	$913	$40

(1)	The financial performance of the company’s Single-Family Guarantee segment is measured based on its contribution to GAAP net income (loss).

(2)	Consists of fair value gains and losses on debt for which the company has elected the fair value option and derivatives.

•	Segment Earnings increased from the prior quarter primarily driven by higher amortization of single-family upfront fees resulting from an increase in loan prepayments.
Second Quarter 2019 Business Highlights

•	New business activity was $102 billion, an increase of $32 billion, or 46%, from the prior quarter.

▪	Home purchase volume increased 41%, while refinance volume increased 54%.

•	The Single-Family credit guarantee portfolio increased to $1,935 billion.

▪	The Core Single-Family loan portfolio was unchanged at 83% of the total portfolio.

•
Average guarantee fees charged on new acquisitions increased to 44 basis points, up from 40 basis points in the prior quarter, due to an enhancement in the company's estimation methodology related to the recognition of buy-up fees.

▪
Average guarantee fees on the single-family credit guarantee portfolio were 39 basis points, up from 34 basis points for the prior quarter, due to the increased amortization of single-family upfront fees.

•	As of June 30, 2019, the company had cumulatively transferred a portion of credit risk on nearly $1.3 trillion of single-family mortgages, based upon the UPB at issuance of the CRT transactions.

▪	Conservatorship capital needed for credit risk was reduced by approximately 70%(1) through CRT transactions on new business activity in the twelve months ended June 30, 2018.

•	Provided funding for 402,000 single-family homes, more than 253,000 of which were home purchase loans.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through STACR and ACIS) divided by total conservatorship credit capital on new business activity at the time of purchase.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Multifamily Segment
Leading through innovation
Second Quarter 2019 Financial Results(1)

(Dollars in millions)	2Q 2019	1Q 2019	Change	2Q 2018	Change
Net interest income	$266	$247	$19	$295	$(29)
Guarantee fee income	222	216	6	204	18
Benefit (provision) for credit losses	(1)	(1)	0	2	(3)
Financial instrument gains (losses)(2)	27	(29)	56	263	(236)
Administrative expense	(120)	(112)	(8)	(106)	(14)
Other non-interest income (expense)	89	93	(4)	32	57
Segment Earnings before income tax expense	483	414	69	690	(207)
Income tax (expense) benefit	(100)	(84)	(16)	(140)	40
Segment Earnings, net of taxes	383	330	53	550	(167)
Total other comprehensive income (loss), net of tax	57	65	(8)	(24)	81
Total comprehensive income (loss)	$440	$395	$45	$526	$(86)

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

(2)	Consists of fair value gains and losses on loan purchase commitments, mortgage loans and debt for which the company has elected the fair value option, certain investment securities, and derivatives.

•	Comprehensive income increased from the prior quarter, driven by higher fair value gains, net of spread hedging costs, on mortgage loans and commitments.
Second Quarter 2019 Business Highlights

•
New business activity was $18 billion, an increase of 33% from the prior quarter, while outstanding purchase commitments increased 16% to $24 billion, primarily reflecting continued strong demand for multifamily loan products.

•	The Multifamily guarantee portfolio increased to $249 billion, driven by strong new business activity.

▪	Average guarantee fees on the Multifamily guarantee portfolio were 36 basis points, substantially unchanged from the prior quarter.

•	As of June 30, 2019, the company had cumulatively transferred a large majority of credit risk on the Multifamily guarantee portfolio.

▪
Conservatorship capital needed for credit risk was reduced by approximately 90%(1) through CRT transactions on new business activity in the twelve months ended June 30, 2018; the company plans similar risk reduction transactions for this year's new business activity.

•	The company provided financing for 194,000 rental units.

▪	95% of the eligible units financed were affordable to families earning at or below 120% of area median incomes.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through K Certificates and SB Certificates) divided by total conservatorship credit capital on new business activity.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Capital Markets Segment
Innovating to enhance the liquidity of the mortgage market and actively reduce risk for taxpayers
Second Quarter 2019 Financial Results(1)

(Dollars in millions)	2Q 2019	1Q 2019	Change	2Q 2018	Change
Net interest income	$747	$758	$(11)	$794	$(47)
Investment securities gains (losses)	367	195	172	(225)	592
Debt gains (losses)	(3)	(7)	4	126	(129)
Derivative gains (losses)	(990)	(667)	(323)	309	(1,299)
Other non-interest income (expense)	190	236	(46)	393	(203)
Administrative expense	(99)	(92)	(7)	(89)	(10)
Segment Earnings before income tax expense	212	423	(211)	1,308	(1,096)
Income tax (expense) benefit	(44)	(86)	42	(270)	226
Segment Earnings, net of taxes	168	337	(169)	1,038	(870)
Total other comprehensive income (loss), net of tax	265	197	68	(42)	307
Total comprehensive income (loss)	$433	$534	$(101)	$996	$(563)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•
Comprehensive income decreased from the prior quarter, primarily due to fair value losses on derivatives, partially offset by fair value gains on investments in securities, resulting from a greater decline in interest rates in the second quarter of 2019 compared to the first quarter of 2019.

Second Quarter 2019 Business Highlights

•	The company continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪	The overall liquidity of the mortgage investments portfolio continued to improve as less liquid assets decreased while liquid assets increased.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as for rental housing and by helping struggling homeowners avoid foreclosure.
Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 26,000 single-family loan workouts in the six months ended June 30, 2019.
Mortgage Funding – Freddie Mac provided approximately $212 billion in liquidity to the market in the six months ended June 30, 2019, funding:

•	More than 702,000 single-family homes, approximately 445,000 of which were home purchase loans; and

•	Nearly 343,000 multifamily rental units.
Number of Families Helped to Own or Rent a Home
(In thousands)
(1) As of June 30.
Amounts may not add due to rounding.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.
Treasury Draws(1) and Dividend Payments
(Dollars in billions)

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment and the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 21, 2017 Letter Agreement. The company received no cash proceeds as a result of issuing the initial $1 billion liquidation preference of senior preferred stock or the $3 billion increase on December 31, 2017.

(2)	As of June 30, 2019.
Amounts may not add due to rounding.

•	Expected $1.8 billion dividend to Treasury in September 2019 based on the company's Net Worth Amount of $4.8 billion at June 30, 2019 less the applicable Capital Reserve Amount of $3.0 billion.

▪	Through June 30, 2019, aggregate cash dividends paid to Treasury were $48.1 billion more than cumulative cash draws received from Treasury.

▪	The amount of funding available to Freddie Mac under the Purchase Agreement remained $140.2 billion at June 30, 2019.

▪	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement, which was $75.6 billion at June 30, 2019.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on July 31, 2019 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/mmc/p/po2rm7r8. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily, and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP, and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In millions, except share-related amounts)	2Q 2019	1Q 2019	2Q 2018
Interest income
Mortgage loans	$17,358	$17,946	$16,344
Investments in securities	684	689	730
Other	420	351	228
Total interest income	18,462	18,986	17,302
Interest expense	(15,535)	(15,833)	(14,299)
Net interest income	2,927	3,153	3,003
Benefit (provision) for credit losses	160	135	60
Net interest income after benefit (provision) for credit losses	3,087	3,288	3,063
Non-interest income (loss)
Guarantee fee income	222	217	200
Mortgage loans gains (losses)	1,541	931	354
Investment securities gains (losses)	390	174	(349)
Debt gains (losses)	49	15	166
Derivative gains (losses)	(2,089)	(1,606)	416
Other income (loss)	209	34	438
Non-interest income (loss)	322	(235)	1,225
Non-interest expense
Salaries and employee benefits	(328)	(322)	(303)
Professional services	(122)	(105)	(113)
Other administrative expense	(169)	(151)	(142)
Total administrative expense	(619)	(578)	(558)
Real estate owned operations expense	(81)	(33)	(15)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(399)	(390)	(366)
Other expense	(412)	(287)	(204)
Non-interest expense	(1,511)	(1,288)	(1,143)
Income (loss) before income tax (expense) benefit	1,898	1,765	3,145
Income tax (expense) benefit	(392)	(358)	(642)
Net income (loss)	1,506	1,407	2,503
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	304	246	(96)
Changes in unrealized gains (losses) related to cash flow hedge relationships	20	18	32
Changes in defined benefit plans	(4)	(6)	(4)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	320	258	(68)
Comprehensive income (loss)	$1,826	$1,665	$2,435
Net income (loss)	$1,506	$1,407	$2,503
Undistributed net worth sweep and senior preferred stock dividends	(1,826)	(1,665)	(1,585)
Net income (loss) attributable to common stockholders	$(320)	$(258)	$918
Net income (loss) per common share — basic and diluted	$(0.10)	$(0.08)	$0.28
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions, except share-related amounts)	2019	2018
Assets
Cash and cash equivalents (includes $655 and $596 of restricted cash and cash equivalents)	$3,427	$7,273
Securities purchased under agreements to resell	52,698	34,771
Investments in securities, at fair value	69,639	69,111
Mortgage loans held-for-sale (includes $21,310 and $23,106 at fair value)	38,240	41,622
Mortgage loans held-for-investment (net of allowance for loan losses of $5,292 and $6,139)	1,926,450	1,885,356
Accrued interest receivable	6,784	6,728
Derivative assets, net	1,142	335
Deferred tax assets, net	6,416	6,888
Other assets (includes $4,400 and $3,929 at fair value)	19,704	10,976
Total assets	$2,124,500	$2,063,060
Liabilities and equity
Liabilities
Accrued interest payable	$6,874	$6,652
Debt, net (includes $4,837 and $5,112 at fair value)	2,105,335	2,044,950
Derivative liabilities, net	463	583
Other liabilities	7,002	6,398
Total liabilities	2,119,674	2,058,583
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $75,648 and $75,648)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,033 shares and 650,058,775 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(78,489)	(78,260)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $250 and $221, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	633	83
Cash flow hedge relationships	(277)	(315)
Defined benefit plans	87	97
Total AOCI, net of taxes	443	(135)
Treasury stock, at cost, 75,804,853 shares and 75,805,111 shares	(3,885)	(3,885)
Total equity	4,826	4,477
Total liabilities and equity	$2,124,500	$2,063,060
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
	June 30,	December 31,
(In millions)	2019	2018
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,879,802	$1,842,850
All other assets	31,722	20,237
Total assets of consolidated VIEs	$1,911,524	$1,863,087
Liabilities:
Debt, net	$1,827,974	$1,792,677
All other liabilities	5,460	5,335
Total liabilities of consolidated VIEs	$1,833,434	$1,798,012

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

FREDDIE MAC
Non-GAAP Reconciliations

The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. Adjusted net interest income is the net spread earned on the company’s investment activities, including the cost of funds associated with using derivatives. Net interest yield, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted net interest income divided by the average balance of the underlying assets and liabilities.

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
GAAP net interest income	$3,003	$3,257	$2,743	$3,153	$2,927
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(2,036)	(2,051)	(2,022)	(2,022)	(2,288)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(43)	27	20	(54)	(42)
Hedge accounting impact (4)	214	34	310	(267)	13
Other reclassifications (5)	(49)	(141)	6	195	403
Total reclassifications	(1,914)	(2,131)	(1,686)	(2,148)	(1,914)
Adjusted net interest income	$1,089	$1,126	$1,057	$1,005	$1,013
Average balance of assets and liabilities, GAAP (in billions)	$2,009	$2,034	$2,042	$2,062	$2,089
Average balance of assets and liabilities, adjusted (in billions)	$304	$314	$294	$293	$303
GAAP guarantee fees are primarily those generated by the company's multifamily business. Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011. Guarantee fee rate, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted guarantee fee income divided by the average underlying guarantee portfolio.

Reconciliation of GAAP Guarantee Fee Income to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
GAAP guarantee fee income	$200	$209	$208	$217	$222
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	2,036	2,051	2,022	2,022	2,288
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(366)	(375)	(384)	(390)	(399)
Total reclassifications	1,670	1,676	1,638	1,632	1,889
Adjusted guarantee fee income	$1,870	$1,885	$1,846	$1,849	$2,111
Average guarantee portfolio balance, GAAP (in billions)	$217	$223	$232	$240	$246
Average guarantee portfolio balance, adjusted (in billions)	$2,062	$2,088	$2,117	$2,145	$2,171
The company considers whether certain significant items were identified during the period that are not indicative of ongoing operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income.

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(Dollars in millions)	2Q 2018	3Q 2018	4Q 2018	1Q 2019	2Q 2019
GAAP comprehensive income	$2,435	$2,559	$1,478	$1,665	$1,826
Exclusions:
Non-agency mortgage-related securities judgment (7)	(334)	—	—	—	—
Tax effect related to judgment	70	—	—	—	—
Total exclusions	(264)	—	—	—	—
Comprehensive income, excluding significant items	$2,171	$2,559	$1,478	$1,665	$1,826
Columns may not add due to rounding.
For notes on reclassifications, see page 15 of this press release.

Freddie Mac Second Quarter 2019 Financial Results
July 31, 2019

Notes on Significant Reclassifications
(1) Net guarantee fees, including upfront fee amortization and implied guarantee fee income related to unsecuritized loans held in the mortgage-related investments portfolio, are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Short-term returns on cash received related to certain upfront fees on single-family loans are reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) to adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization related to derivative commitment basis adjustments associated with mortgage-related and non-mortgage-related securities, amortization related to accretion of other-than-temporary impairments on available-for-sale securities, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, amortization related to premiums and discounts, including non-cash premiums and discounts, on single-family loans in trusts and on the associated consolidated PCs, amortization related to premiums and discounts associated with PCs issued by consolidated trusts that were previously held and subsequently transferred to third parties, costs associated with STACR debt note expenses, and internally allocated costs associated with the refinancing of debt related to Multifamily segment held-for-investment loans which were securitized.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The second quarter 2018 GAAP results included a gain of $334 million (pre-tax) from a final judgment against Nomura Holding America, Inc. in litigation involving certain non-agency mortgage-related securities. The tax effect related to this judgment was $(70) million. Comprehensive income, excluding significant items, excludes from GAAP comprehensive income the benefit from the final judgment and the related tax effect in the second quarter of 2018 as the judgment related to non-agency mortgage-related securities in which the company no longer invests.